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                      April 28, 2022

       Steve Jones
       Chief Financial Officer
       ScanSource, Inc.
       6 Logue Court
       Greenville, South Carolina 29615

                                                        Re: ScanSource, Inc.
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2021
                                                            Filed August 24,
2021
                                                            File No. 000-26926

       Dear Mr. Jones:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services